Exhibit 5.1

August 25, 2005

Lexar Media, Inc.
47300 Bayside Parkway
Fremont, California 94538

Ladies and Gentlemen:

At your request, we have examined Amendment No. 1 to the Registration Statement on Form S-3 to be filed by Lexar Media, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on August 26, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, for resale by certain selling securityholders (the “Selling Securityholders”) specified in the Registration Statement and the prospectus associated therewith (the “Prospectus”), from time to time, of an aggregate of 10,475,906 shares of the Company’s common stock, par value $0.0001 per share (the “Stock”) issuable upon conversion of the Company’s 5.625% Senior Convertible Notes due April 1, 2010 (the “Notes”), having an aggregate principal amount of $70,000,000, which Notes are convertible into such Stock at a conversion rate of approximately 149.6558 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	the Company’s Second Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on August 18, 2000;

(2)	the Company’s Restated Bylaws, as adopted on January 21, 2000;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)	the minutes of the meeting of the Board of Directors held on March 28, 2005 and the minutes of the meeting of the Pricing Committee of the Board of Directors held on March 29, 2005;

(6)	an email from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof and a report from the Company dated as of the date hereof verifying the number of shares of the Company’s common stock subject to issued and outstanding options and warrants, and of any rights to purchase the Company’s capital stock;

(7)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations (the “Management Certificate”);

(8)	the Purchase Agreement (the “Purchase Agreement”), dated as of March 29, 2005, by and among the Company and the purchasers of the Notes set forth on Schedule I to the Purchase Agreement (the “Purchasers”);

(9)	the Cross-Receipts, dated March 30, 2005, by and among the Company and the Purchasers;

(10)	the Indenture (the “Indenture”), dated as of March 30, 2005, between the Company and U.S. Bank National Association, the trustee of the Notes (the “Trustee”); and

(11)	the Authentication and Delivery Order (the “Authentication Order”), dated March 30, 2005, executed by the Company and acknowledged by the Trustee.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents (except for the due authorization, execution and delivery of the above referenced documents by the Company) where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

     For purposes of this opinion, we have also assumed that: (a) the Trustee has all requisite power and authority, and has taken any and all corporate, partnership or other action necessary, for the due authorization by the Trustee of the Trustee’s execution, delivery and performance of the Indenture and all other related documents signed by or on behalf of, or actions taken by or on behalf of, the Trustee and the performance by the Trustee of all the Trustee’s obligations thereunder, (b) the Trustee’s certificate of authentication of the Notes has been manually signed by one of the Trustee’s authorized officers, (c) the Indenture has been duly executed and delivered by all signatories thereto other than the Company, and (d) the Trustee has delivered the Notes in compliance with the Authentication Order.

     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (a) the existing federal laws of the United States of America, (b) the laws of the State of California and (c) the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto as in effect on the date hereof.

     In rendering this opinion, we have also assumed that, at the time of any issuance of any shares of Stock, the number of shares of Stock so issued will not exceed that number of shares of common stock of the Company obtained by subtracting from the number of shares of common stock of the Company then authorized under the Company’s Certificate of Incorporation: (a) the number of shares of common stock of the Company that are then issued and outstanding and (b) the number of shares of common stock of the Company that are then reserved for issuance or otherwise are issuable pursuant to the Company’s then outstanding commitments or obligations.

     Based upon the foregoing, it is our opinion that the up to 10,475,906 shares of Stock to be sold by the Selling Securityholders when issued, sold and delivered upon conversion of the Notes in accordance with the terms of the global note representing the Notes and of the Indenture, in the manner and for the consideration stated in the global note representing the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the resale of the Stock issuable upon conversion of the Notes by the Selling Securityholders subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP
By:	/s/ David Michaels
David Michaels, a Partner